GMAC Commercial Mortgage Corporation
550 California Street, 14th Floor
San Francisco, CA  94104
Tel. 415-835-9200
Fax  415-391-2949

LB Commercial Mortgage Trust
Series 1999-C1
Annual Statement as to Compliance
For Period of December 8 through December 31, 1999

Pursuant to section 3.13 of the Pooling and Servicing Agreement, I attest that:

(i.) A review of the activities of GMAC Commercial Mortgage as Special Servicer during the period, and of its performance under this Agreement, has been made under my supervision.

(ii) To the best of my knowledge, based on such review, GMAC Commercial Mortgage as Special Servicer, has fulfilled all of its material obligations under this agreement in all material respects throughout the period.

(iii) GMAC Commercial Mortgage as Special Servicer has received no notice regarding qualifications, or challenging the status, of any of REMIC I, REMIC II OR REMIC III as a REMIC or the Grantor Trust as a grantor trust, from the Internal Revenue Service or any other governmental agency or body.



BY: Michele Heisler
Vice President, GMAC Commercial Mortgage Corporation

Date: 3/8/00